SHARE PURCHASE AGREEMENT

                                  INTRODUCTION

         THIS SHARE PURCHASE AGREEMENT is dated as of December 10, 1996. The parties are CHARLES E. BRADSHAW, JR. (the "Shareholder"), being the owner of all of the issued and outstanding shares of capital stock of THE DURANGO & SILVERTON NARROW GAUGE RAILROAD COMPANY, a Colorado corporation (the "Company"), the COMPANY and FIRST AMERICAN RAILWAYS, INC., a Nevada corporation (the "Buyer").

                                   BACKGROUND

         The Shareholder owns 100,000 shares of the common stock of the Company representing all of the issued and outstanding shares of capital stock thereof (the "Shares"). The Buyer desires to purchase from the Shareholder, and the Shareholder desires to sell to the Buyer, all of the Shares in exchange for the Purchase Price in accordance with the terms and conditions set forth in this Agreement.

         Buyer has agreed to furnish upon execution hereof a nonrefundable deposit of $2 million to Shareholder pursuant to the terms hereof in reliance upon, among other things, the representations and warranties made by the Shareholder.

         NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                              TERMS AND CONDITIONS

        1.        DEFINITIONS.

                  For convenience and brevity, certain terms used in various parts of this Agreement are listed in alphabetical order and defined or referred to below (such terms to be equally applicable to both singular and plural forms of the terms defined).

                  "ACQUISITION" means the acquisition of all of the Shares by the Buyer and all related transactions provided for in or contemplated by this Agreement or any Exhibit hereto.

                  "AGREEMENT" means this Share Purchase Agreement.

                  "ANCILLARY DOCUMENTS" means the documents to be delivered at Closing, as described in Sections 3.3, 9 and 10 hereof.

                  "APPLICABLE LAW(S)" shall include, but shall not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. section 9601, ET SEQ. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act,


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as amended by the Resource Conservation and Recovery Act of 1976 ("RCRA") and
subsequent Hazardous and Solid Waste Amendments of 1984, also known as the 1984 "RCRA" amendments, 42 U.S.C. section 6901 ET SEQ.; the Hazardous Material Transportation Act, 49 U.S.C. section 1801, ET SEQ.; the Clean Water Act, as amended, 33 U.S.C. section 1311, ET SEQ.; the Clean Air Act, as amended, 42 U.S.C. section 7401-7642; the Toxic Substance Control Act, as amended, 15 U.S.C.
section 2601 ET SEQ.; thE Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), as amended, 7 U.S.C. section 136-136y; the Emergency Planning and CommunitY Right-to-Know Act of 1986 ("EPCRTKA" or "EPCRA"), as amended, 42 U.S.C. section 11001, ET SEQ. (Title III of SARA); the Occupational Safety and Health Act of 1970 ("OSHA"), as amended, 29 U.S.C. section 651, ET SEQ.; any similar state statute; and the regulations promulgated thereunder; any state or local "Superfund" or "SuperLien" laws; and any other federal, state and/or local laws or regulations, whether currently in existence, enacted or promulgated prior to Closing, that govern or relate to:

                         (i) The existence, cleanup and/or remedy of contamination of property;

                        (ii) The protection of the environment from spilled, deposited or otherwise emplaced contamination;

                       (iii) The control of hazardous or toxic substances or wastes; or

                        (iv)        The use, generation, discharge,
                                    transportation, treatment, removal or
                                    recovery of hazardous or toxic substances or wastes, including building materials such as asbestos.

                  "ASSETS" means all of the Company's assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Latest Year-End Balance Sheet or the Interim Balance Sheet.

                  "BDO FINANCIALS" means those certain 1994 and 1995 unqualified audited financial statements of the Company being prepared by BDO Seidman LLP to be delivered by the Shareholder and/or the Company to the Buyer.

                  "BUSINESS" means the existing and prospective business, operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive position, customers and customer relations and personnel of the Company.

                  "BUSINESS DAY" means any calendar day which is not a Saturday, Sunday or public holiday under the laws of Florida.

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                  "BUYER" means First American Railways, Inc., a Nevada
corporation.

                  "BUYER NOTE" has the meaning set forth in paragraph 2.1, below.

                  "BUYER SHARES" means 200,000 shares of the common stock of Buyer, par value $.001 per share.

                  "CLAIM NOTICE" is defined in Section 8.2(a).

                  "CLOSING" and "CLOSING DATE" are defined in Section 3.1.

                  "CLOSING PAYMENT" means the aggregate amount of $13,800,000, less (i) the amount outstanding under the Loan, along with any prepayment penalties (if applicable), (ii) the Escrow Fund, if any, and (iii) Deficiencies as defined in Section 3.2.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY" means The Durango & Silverton Narrow Gauge Railroad Company, a Colorado corporation.

                  "CONTRACT" means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is binding on any person or its property under applicable law.

                  "COPYRIGHTS" means registered copyrights, copyright applications and readily identifiable unregistered copyrights.

                  "COURT ORDER" means any judgment, decree, injunction, order or ruling of any federal, state or local court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

                  "DEFAULT" means (1) a breach of or default under any Contract,
(2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or
(3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

                  "DEPOSIT" shall mean the non-refundable (except as provided in Sections 2.2 and 9.6) sum of $2 million paid to Shareholder upon execution hereof, which amount shall be credited to the Purchase Price at Closing.

                  "EFFECTIVE DATE" means the date this Agreement is executed by the last one of Buyer and the Shareholder.

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                  "EMPLOYEE BENEFIT PLANS" means "employee benefit plans" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of the Company, or any dependent or beneficiary thereof, which are now or have been maintained by the Company, or any affiliate or under which the Company or any affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ESCROW AGENT" means Olle, Macaulay & Zorrilla, P.A.

                  "ESCROW AGREEMENT" means a written escrow agreement among the Shareholder, the Buyer and the Escrow Agent substantially in the form of Exhibit "A."

                  "ESCROW FUND" means $250,000 if deposited with the Escrow Agent pursuant to Section 2.6(b), together with interest earned thereon, which funds shall be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

                  "FEASIBILITY PERIOD" means the period beginning as of the date hereof and terminating on December 16, 1996, at 7:00 P.M.

                  "GAAP" means generally accepted accounting principles as in effect in the United States, consistently applied.

                  "HAZARDOUS SUBSTANCE(S)" shall be construed to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, pesticides, petroleum products including crude oil and any fraction thereof, asbestos containing materials or other similar substances or materials which are regulated or controlled by, under or pursuant to any federal, state or local statutes, laws, ordinances, codes, rules, regulations, orders or decrees, not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. section 9601, ET SEQ. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 ("RCRA") and subsequent Hazardous and Solid Waste Amendments of 1984, also known as the 1984 "RCRA" amendments, 42 U.S.C. section 6901 ET SEQ.; the Hazardous Material Transportation Act, 49 U.S.C. section 1801, ET SEQ.; the Clean Water Act, as amended, 33 U.S.C. section 1311, ET SEQ.; the Clean Air Act, as amended, 42 U.S.C. section 7401-7642; the Toxic Substance Control Act, as amended, 15 U.S.C. section 2601 ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), as amended, 7 U.S.C. section 136-136y; the Emergency Planning and Community Right-to-Know Act of 1986 ("EPCRTKA" or "EPCRA"), as amended, 42 U.S.C. section 11001, ET SEQ. (Title III of SARA); the Occupational Safety and Health Act of 1970 ("OSHA"), as amended, 29 U.S.C. section 651, ET SEQ.; any similar state statute; or in the regulations implementing such statutes, or which has been or shall be determined prior to Closing by an agency or a court to be a hazardous or toxic substance regulated under any other Applicable Laws; or any substance or material that is or becomes regulated prior to Closing by any federal, state, or local governmental authority.

                  "INSURANCE POLICY" shall mean a life insurance policy issued by an insurer reasonably approved by Shareholder, and with terms reasonably acceptable to him, insuring the life of Allen C. Harper in the amount of Four Million Dollars ($4,000,000.00), with premiums to be paid by Buyer, showing the Buyer as the owner of the policy.

                  "INTELLECTUAL PROPERTY" means Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and intellectual property rights.

                  "INTEREST RATE" means the rate equal to the rate published in the "Money Rates" column of THE WALL STREET JOURNAL (or if such rate or THE WALL STREET JOURNAL is no longer published, then any publicly available source of similar market data) and described as "High-grade unsecured notes sold through dealers by major corporations" and with a stated maturity date of 30 days (the "Commercial Paper Rate") adjusted monthly, plus 650 basis points.

                  "INTERIM FINANCIAL STATEMENTS," "INTERIM BALANCE SHEET" and "INTERIM BALANCE SHEET DATE" are defined in Section 4.7.

                  "IRS" means the Internal Revenue Service.

                  "KNOWLEDGE" means (a) when applied to the Company, the actual knowledge (after reasonable investigation) of Charles E. Bradshaw, Jr. ("Bradshaw") or L. Cleveland Hightower, or any Vice President of the Company, and (b) when applied to the Shareholder, the actual knowledge (after reasonable investigation) of Bradshaw.

                  "LATEST YEAR-END BALANCE SHEET" and "LATEST YEAR-END BALANCE SHEET DATE" are defined in Section 4.7.

                  "LIABILITY" means any direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in

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the ordinary course of business) of any type, whether accrued, absolute, contingent, matured, unmatured or other.

                  "LICENSES" means licenses, franchises, permits, easements, rights and other authorizations.

                  "LIEN" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

                  "LIENHOLDER" means the holder of or other person entitled to any benefits arising under any Lien.

                  "LITIGATION" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry involving or affecting the Company, the Business, the Assets or any Contracts to which the Company is a party or by which it or any of the Assets or the Business may be bound or affected.

                  "LOAN" means that certain term loan given by Nations Financial Capital Corporation ("Nations Financial") to the Company evidenced by a promissory note (the "Note"), dated August 30, 1994, in the original principal amount of $7 million, which Note has an outstanding principal balance as of the date hereof of approximately $4.4 million. The Loan will be reduced prior to closing through the payment of regular monthly payments.

                  "NONCOMPETE PERIOD" is defined in Section 11.1.

                  "NOTICE PERIOD" is defined in Section 8.2(a).

                  "PATENTS" means all patents and patent applications.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PENSION PLANS" means "employee pension benefit plans" as defined in Section 3(2) of ERISA.

                  "PERMITTED LIENS" means liens for taxes not yet due and payable and the security interests of Nations Financial.

                  "PURCHASE PRICE" has the meaning set forth in paragraph 2.1, below.

                  "RAILROAD" means that certain narrow gauge railroad situated entirely in the State of Colorado and extending generally from Durango, Colorado to Silverton, Colorado.

                  "REGISTRATION RIGHTS AGREEMENT" means a Registration Rights and Price Guaranty Agreement between Buyer and the

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Shareholder to be executed at Closing in the form attached as Exhibit "B."

                  "REGULATION" means any statute, law, ordinance, regulation, order or rule of any federal, state, local or other governmental agency or body or of any other type of regulatory body, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, price and wage control matters, tax, and security matters.

                  "SHAREHOLDER" means Charles E. Bradshaw, Jr.

                  "SHARES" means 100,000 shares of the common stock of the Company, no par value, which constitutes all of the issued and outstanding capital stock of the Company.

                  "TRADEMARKS" means registered trademarks, registered service marks, trademark and service mark applications and readily identifiable unregistered trademarks and service marks.

                  "WARRANT" means a five-year warrant to purchase 600,000 shares of Buyer's common stock at an exercise price of $5.00 per share issued in favor of the Shareholder at Closing in the form attached hereto as Exhibit "C."

                  "WARRANT SHARES" means the shares of Buyer's common stock underlying the Warrant.

        2.        SALE AND PURCHASE OF THE SHARES.

                  2.1 PURCHASE PRICE. The Buyer agrees to pay the Shareholder at the Closing the purchase price by: (a) delivery of (i) its promissory note (the "Buyer Note") in the form of Exhibit "D" attached hereto in the principal amount of $4.2 million, which shall be subordinate to a purchase money loan to be provided by a third party lender (the "Purchase Money Lender") in an amount not to exceed $5.5 million, net of liquid collateral, (ii) the Buyer Shares, (iii) the Warrant, (iv) the Closing Payment and (b) the Deposit previously delivered to the Shareholder shall be credited to the Shareholder on the Closing Statement (collectively, the "Purchase Price"). The Buyer Note shall be secured by security interests in all of the assets of the Company and the Shares, which security interests shall be subordinate to the lien of the Purchase Money Lender.

                  Allen C. Harper shall personally guarantee to Shareholder the payment, performance and collection of the Buyer Note. In the event of Allen C. Harper's death or mental incapacity prior to Closing, a sufficient amount of his Common Stock of the Buyer shall be pledged as collateral for the Buyer Note.

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                 2.2 DEPOSIT. The Buyer must deliver the Deposit by wire
transfer to Shareholder's account within one Business Day after the Effective Date. The Deposit shall be non-refundable, except that Buyer may obtain a refund of its Deposit, together with interest thereon from the date delivered to Shareholder, at the Interest Rate, (a) if within three Business Days after delivery by Shareholder to the Buyer of the BDO Financials: (i) Buyer learns that such financial statements make it impossible for the Buyer to obtain its required financing before the Extended Closing Date provided for in Section 3.2 below; or (ii) review of due diligence documents recently made available to Buyer located in the offices of the Company's Colorado counsel reveals any material adverse matter affecting the Company or its operations, or (b) pursuant to Section 9.6 hereof. The Deposit shall be nonrefundable under any other circumstances, anything in this Agreement to the contrary notwithstanding.

                  Unless the Buyer gives the Shareholder notice of its intent to terminate this Agreement on or before two Business Days after the last day of the Feasibility Period, Buyer and Shareholder shall close the Agreement in accordance with the terms and conditions hereof. In the event Buyer elects to terminate this Agreement pursuant to the provisions hereof, the parties will be relieved of any liability to each other, other than such liabilities as may specifically survive hereunder.

                 2.3 SALE AND PURCHASE OF THE SHARES. Subject to the post-Closing adjustment set forth in Section 2.7 hereof and subject to the terms and conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, at the Closing the Shareholder shall sell to the Buyer and the Buyer shall purchase from the Shareholder all of the Shares owned by the Shareholder in exchange for the payment to the Shareholder of the Purchase Price.

                 2.4 DEFAULT BY THE SHAREHOLDER OR THE BUYER.

                           (a)      DEFAULT BY SHAREHOLDER.  Notwithstanding the
provisions of Section 2.3 and subject to the provisions of 3.2, if the Shareholder breaches any of his covenants, representations or warranties under this Agreement, or the Shareholder shall fail or refuse to deliver any of the Shares as provided in Section 2.3, or if the Shareholder shall fail or refuse to consummate the transactions described in this Agreement prior to or on the Closing Date and if Buyer has performed all of its material obligations under this Agreement, the Buyer, at its option, may refuse to make such acquisition and thereby terminate all of its obligations hereunder and/or exercise all available legal remedies, subject to the limitations of subparagraph 8.1(c). The Shareholder acknowledges that the Shares are unique and otherwise not available and agrees that in addition to any other remedies, the Buyer may invoke any equitable remedies to enforce delivery of the Shares

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hereunder, including, without limitation, an action or suit for specific performance.

                           (b)      DEFAULT BY BUYER.  If the Buyer fails to
perform its material obligations pursuant to the terms of this Agreement within the time specified, and Shareholder has performed his obligations under this Agreement, such event will constitute a default. In such event the Deposit will be deemed to be full liquidated damages in consideration for the execution of this Agreement. The Shareholder and the Buyer acknowledge that it would be difficult, if not impossible, to ascertain the actual damages suffered by the Shareholder as a result of any material default by the Buyer and agree that such liquidated damages are a reasonable estimate of such damages. The Shareholder further acknowledges and agrees that the Buyer was materially induced to enter into this Agreement in reliance upon the Shareholder's agreement to receive the Deposit as liquidated damages, as the Shareholder's sole and exclusive remedy, and the Buyer would not have entered into this Agreement but for the Shareholder's agreement to so limit the Shareholder's remedies.

                 2.5 ACCESS TO PROPERTY. The Shareholder has caused the Company to deliver to the Buyer copies of all title information, including all abstracts, title insurance policies, legal opinions and surveys relating to the Real Property. The Buyer, its counsel, accountants, agents and other representatives shall have full and reasonable access to the Real Property, personal property, files, documents, records, permits, equipment, and all Assets of the Company (the "Records"). The Shareholder will make the Records immediately available to the Buyer at their current locations in Shareholder's or the Company's offices for its complete examination and otherwise reasonably cooperate with Buyer in connection with this paragraph. The Buyer's licensed inspectors and professionals will also have the right to enter upon the Real Property during business hours after reasonable notice for the purpose of inspecting, at the sole cost and expense of the Buyer, the Real Property with respect to soil conditions, environmental matters, roof, structure, HVAC, electrical systems, plumbing, machinery, surveying matters and performing other similar investigatory work as the Buyer considers appropriate, including, without limitation, a Phase I and/or Phase II environmental audit (as appropriate)of the Real Property. The Buyer will have the right to make reasonable inquiries of tenants, governmental authorities, utility companies, Shareholder-designated representatives of the Company and other like parties and to make such feasibility studies and analyses as it considers appropriate. The Buyer hereby covenants and agrees to use all reasonable efforts so that neither the Buyer nor any of Buyer's representatives will interfere with the Company's Businesection Any entry made on the Real Property by the Buyer and its representatives will be at the sole risk of the Buyer. The right of inspection will terminate when and if this Agreement is terminated. The Buyer hereby covenants and agrees to

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indemnify and hold harmless the Company and the Shareholder from any and all loss, liability, costs (inclusive of reasonable attorneys' fees and disbursements), claims, demands, damages, actions, causes of action, and suits actually and directly arising out of or in any manner related to the exercise by the Buyer of the Buyer's rights under this paragraph. The Buyer will pay for all work and inspections performed on or in connection with the Real Property and will not permit the creation of any lien in favor of any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer. The Buyer further covenants and agrees that if this transaction does not close it will repair any damage caused by Buyer.

                 2.6 ENVIRONMENTAL CLEAN-UP. If prior to Closing (i) the Real Property is found to be contaminated such that Hazardous Substances located upon or beneath the Real Property exceed concentrations permitted under Applicable Law, or (ii) Buyer finds that Hazardous Substances were used, discharged, generated, transported, treated, removed or disposed of by the Company other than in accordance with Applicable Law, then the Buyer and Shareholder shall close the transaction subject to Buyer's general right of termination set forth in Section 2.2 and subject to the following terms and conditions:

                           (a) Buyer may perform any remedial or other activities (a) required to clean up the Real Property so that the amounts of Hazardous Substances present upon or beneath the Real Property do not exceed amounts permitted under Applicable Law, (b) necessary to bring the Company into compliance with Applicable Law and/or (c) required to be performed by any appropriate agency or governmental official to clean up or prevent the spread of Hazardous Substances (the "Remedial Work"). The Shareholder shall pay for 50% of the cost of such Remedial Work and any fines, penalties, preparation of reports, attorneys' fees and any other cost or expense required to be paid by Buyer arising out of the presence of Hazardous Substances on the Real Property or failure of the Shareholder to comply with Applicable Law (collectively, the "Expenses"); provided, however, that Shareholder's maximum liability for the Remedial Work and the Expenses shall not exceed $250,000;

                           (b) Up to $250,000 of the Closing Payment shall be delivered to Escrow Agent as necessary to pay for the Shareholder's proportionate share of the cost of the Remedial Work and Expenses as reasonably estimated by Buyer. This amount shall be disbursed to Buyer or Shareholder pursuant to the terms of the Escrow Agreement; and

                           (c) If, at any time prior to the Closing Date, Buyer learns that the total cost of the Remedial Work, plus the Expenses, will exceed $500,000, Buyer may elect to

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         terminate this Agreement by delivering written notice to Shareholder of such election, and the parties shall be relieved of any further obligation under the Agreement except for indemnities surviving hereunder.

                 2.7       POST-CLOSING ADJUSTMENT.

                           (a) PREPARATION OF CLOSING DATE BALANCE SHEET. Within 120 days after the Closing Date, (1) the Buyer shall cause the Company to prepare a balance sheet for the Company as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP, using the same methods and criteria employed by the Company in connection with its preparation of its Latest Year-End Balance Sheet to the extent such methods are consistent with GAAP and the BDO Financials, and shall present fairly the Company's financial position as of the Closing Date. Upon completion of the Closing Date Balance Sheet, copies thereof shall promptly be provided to the Shareholder.

                           (b) RESOLUTION OF DISPUTES. Shareholder shall be deemed to have accepted the Closing Date Balance Sheet unless within 15 days after delivery thereof to Shareholder, Shareholder gives notice to the Buyer that he disputes any matter with respect to such Closing Date Balance Sheet, then any such matters (the "Disputed Matters") shall be submitted to arbitration at a neutral site in Florida, within 30 days after such notice unless the parties agree in writing to extend such 30-day period in an attempt to negotiate a settlement of such Disputed Matters. The arbitrator (the "Arbitrator") shall be any one of the nationally recognized independent accounting firms which is on the date hereof among the six largest such firms (the "Big Six accounting firms") mutually agreed to by the Shareholder and the Buyer. Any reference herein to the Big Six accounting firms shall be deemed to include a reference to any member or employee thereof (who is a certified public accountant) which any such firm may designate as the Arbitrator on its behalf. If within 20 days following the expiration of the 30-day period referred to above or any extension thereof the Shareholder and the Buyer shall have failed to agree upon the selection of the Arbitrator or any Arbitrator selected by them shall not have agreed to perform the services called for hereunder, the Arbitrator shall thereupon be selected in accordance with the rules of the American Arbitration Association, with preference being given to any one of the Big Six accounting firms or any member or employee thereof (who is a certified public accountant) which or who may be willing to perform such services, other than any such firm which is then employed by the Company or the Buyer or any affiliate thereof. The Arbitrator shall consider only the Disputed Matters and the arbitration shall be conducted in accordance with the

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         commercial arbitration rules of the American Arbitration Association then in effect. The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The costs and expenses of the Arbitrator shall be shared equally by the Shareholder and the Buyer.

                           (c) DETERMINATION OF REQUIREMENTS. The Purchase Price has been determined on the assumption, and the parties have entered into this Agreement with the reasonable expectation that at Closing, based on GAAP, (i) total shareholder's equity of the Company is at least $2 million; (ii) current liabilities, excluding the current portion of notes payable, do not exceed $600,000; (iii) fixed assets are not less than $6.4 million; (iv) notes payable are not greater than those amounts payable to Nations Financial; and (v) cash is not less than contingent (recorded and/or unrecorded) liabilities, all as set forth on the Disclosure Schedule attached hereto (collectively, the "Balance Sheet Criteria"). The financial obligations of Shareholder to the Company shall not be an Asset of the Company.

                           (d) ADJUSTMENT OF PURCHASE PRICE; PAYMENT. If the Balance Sheet Criteria are not fully satisfied, then the Purchase Price shall be reduced by that amount necessary to satisfy any asset deficiency or reduce any excess liability, so that all of the Balance Sheet Criteria are satisfied (which amount shall include interest at the Interest Rate from the Closing Date to the date such amount is paid); Shareholder shall pay to Buyer such amount within fifteen (15) days after delivery of the Closing Date Balance Sheet to Shareholder pursuant to subsection 2.7(a) hereof, or, if disputed, within ten (10) days of the final resolution of such dispute.

         3.  CLOSING.

                 3.1 CLOSING DATE. The closing (the "Closing") of the sale and purchase of the Shares shall take place at the offices of Olle, Macaulay & Zorrilla, P.A., 201 South Biscayne Boulevard, Suite 1402, Miami, Florida 33131, at 10:00 A.M. local time, 47 calendar days after 3 business days following delivery of the BDO Financials by Shareholder to Buyer pursuant to subparagraph 4.7, or at such other time or place or on such other date as the Buyer and the Shareholder may agree to in writing. The date of the Closing is hereinafter sometimes referred to as the "Closing Date".

                 3.2 EXTENDED CLOSING DATE/ADJUSTMENT TO CLOSING PAYMENT. The Buyer shall have the right to extend the Closing Date for 14 calendar days; provided that on or before the date which is three Business Days prior to the scheduled Closing Date, the Buyer delivers to the Shareholder written notice of its election to so extend the Closing Date. In addition, in the event Buyer has given written notice to Shareholder prior to the Closing Date of any Deficiencies as defined below, Buyer shall extend the Closing Date to allow Shareholder an opportunity to: (i) remedy any inaccuracies contained in his representations or warranties or those of the Company (whether such inaccuracies were based on intentional misrepresentations or merely a lack of knowledge), (ii) to perform any agreement or covenant hereunder, or (iii) to remedy or pay for any damage, loss, deficiency, liability, cost, claim or expense resulting from, relating to or arising out of clauses (i) or (ii) above (collectively, the "Deficiencies"). Shareholder shall use its "best efforts" to cure such Deficiencies after Buyer has provided to Shareholder written notice thereof. Shareholder shall have 30 days after receipt of Buyer's written notice to cure such Deficiencies. To the extent Shareholder fails to cure the Deficiencies, Buyer may in such instance elect to either (x) cure the Deficiencies and receive a credit against the Closing Payment for the amount necessary to cure the Deficiencies or (y) reduce the Closing Payment by the amounts reasonably necessary to cure the Deficiencies. Deficiencies shall include, without limitation, any unfunded or underfunded pension obligations of the Company.

                 3.3 DELIVERIES. At the Closing, subject to the provisions of this Agreement, the Shareholder shall deliver to the Buyer, free and clear of all Liens, except for the lien of Nations Financial (the "Nations Lien"), the certificate for the Shares in negotiable form, duly endorsed in blank, or with separate notarized stock transfer power(s) attached thereto and signed in blank, and with all applicable transfer taxes paid, in exchange for the delivery by the Buyer to the Shareholder of

                           (a) a wire transfer in the amount of the Closing Payment;

                           (b) a certificate for the Buyer Shares in negotiable form, duly endorsed in blank, or with separate notarized stock transfer power(s) attached thereto and signed in blank, and with all applicable issuance taxes paid;

                           (c) the Warrant;

                           (d) a Second Deed of Trust in reasonable and customary form, subordinated to the loan provided by the Purchase Money Lender in an amount not to exceed $5.5 million, net of liquid collateral (the "Bank Loan");

                           (e) a UCC-1 Financing Statement in reasonable and customary form, subordinated to the Bank Loan;

                           (f) a personal guaranty of the Buyer Note executed by Allen C. Harper in reasonable and customary form;

                           (g) a collateral assignment of the proceeds of the Insurance Policy (if, and only if, the Insurance Policy can be obtained after using due diligence to obtain such policy, and if such Insurance Policy cannot be obtained, then a pledge of Allen C. Harper's Common Stock of the Buyer equal in value to the Buyer Note). Any proceeds from the Insurance Policy shall be paid to the Buyer. To the extent amounts remain outstanding under the Buyer Note, the necessary proceeds of the Insurance Policy shall be paid to Shareholder to satisfy said amount. Upon repayment of the Buyer Note, the Insurance Policy will be cancelled;

                           (h) the Buyer Note;

                           (i) a security agreement in the "rolling stock" of the Company, subordinated to the Bank Loan, in reasonable and customary form;

                           (j) a stock pledge agreement for the Shares, subject to the Bank Loan, in reasonable and customary form;

                           (k) an assignment from the Company to the Shareholder of all rights to receive the pending refund of federal unemployment tax of approximately $237,000 and the obligation under such assignment shall be included as a payable to the Shareholder on the Closing Date Balance Sheet; and

                           (l) an assignment from the Company to the Shareholder of all rights to receive the pending refund of Colorado State Tourism Tax in the approximate amount of $167,000. The obligation under such assignment shall be included as a payable to the Shareholder on the Closing Date Balance Sheet.

                  At the Closing, the Shareholder will deliver to the Buyer a release of the guaranty given by the Company to General Electric Credit Corporation ("GECC") guaranteeing a loan given by GECC to D&S Services, Inc., the written resignations of all the directors and officers of the Company effective as of the Closing Date except for such directors and officers as the Buyer shall designate in writing, and shall cause to be delivered to the successor directors and officers all original minute books, stock record books, books of account, corporate seals, Contracts and other documents, instruments and papers belonging to the Company, 401K plans and plan documents, environmental reports, appraisals, notices from welfare beneficiaries, actuarial reports, personnel files and records, regulatory actions, original leases, deeds, surveys, patents, patent applications, prints, schematics, drawings of original trains, and shall cause full possession and control of all of the Assets and of all other things and matters pertaining to the operation of the Business to be transferred and delivered to the directors and officers elected to succeed the resigned directors and officers of the Company. At the Closing, the Shareholder shall also deliver to the Buyer, and the Buyer shall deliver to the Shareholder, the certificates, opinions and other instruments and documents referred to in Sections 9 and 10 and the Registration Rights Agreement.

                           3.4      TERMINATION.  In the event that the Closing
shall not have taken place on or before March 31, 1997, all of the rights and obligations of the parties under this Agreement shall terminate. In the event that neither Buyer nor Shareholder has cured any Deficiencies under Section 3.2 or any matter under Section 9.6(ii), if any, by such date, Seller may elect at any time thereafter to return the Deposit or extend the Closing Date as provided in Sections 3.2 and 9.6 to effect such cure.

        4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder represents and warrants to the Buyer, except as set forth on the Disclosure Schedule attached hereto, or otherwise known to Buyer, its officers, attorneys, accountants or Dallas D. Adkins or Quinn V. Kilty or James T. Salmon, that:

                 4.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of Colorado, having full power and authority to carry on the Business as it has been and is now being conducted and to own, lease and operate the Assets. Except as set forth on the Disclosure Schedules, the Company has no subsidiaries and no stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

                 4.2 CAPITALIZATION AND SHARE OWNERSHIP. The Company's authorized capital stock consists of 500,000 shares of Common Stock. There are 100,000 shares of the Company's Common Stock presently issued and outstanding (previously defined as the "Shares"), all of which Shares are owned by the Shareholder, free and clear of any Liens other than the Nations Lien. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Company, and were issued in compliance with all applicable charter documents of the Company and all applicable federal and state securities or "blue sky" laws and regulations. No equity securities of the Company, other than the Shares, are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the Shares. There are: (a) no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any capital shares or other securities of the Company, whether or not presently issued or outstanding, from any shareholder or the Company, at any time, or upon the happening of any stated event; and (b) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Shareholder or the Company any such convertible or exchangeable securities.

                 4.3 AUTHORITY AND BINDING EFFECT. The Shareholder has the full power and authority to execute, deliver and perform this Agreement and has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not contravene or violate the Articles of Incorporation or By-Laws of the Company. This Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

                 4.4 VALIDITY OF CONTEMPLATED TRANSACTIONS. To the best of Shareholder's Knowledge, other than the Nations Lien, neither the execution and delivery of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby will contravene or violate any Regulation or Court Order which is applicable to the Company or the Shareholder, or will result in a Default under, or require the consent or approval of any party to, any Contract or License relating to the Business or the Assets or to or by which the Company or the Shareholder is a party or otherwise bound or affected, or require the Company, Buyer or the Shareholder to notify or obtain any License from any federal, state, local or other court or governmental agency or body or from any other regulatory authority.

                 4.5 RESTRICTIONS. Neither the Company, nor the Shareholder is a party to any Contract or subject to any restriction or any Court Order or Regulation, not otherwise generally applicable to businesses similar to the Business, which materially and adversely affects the Company, the Assets or the Business or affects or restricts the ability of the Company or the Shareholder to consummate the Acquisition.

                 4.6 THIRD-PARTY OPTIONS. There are no existing Contracts, options, commitments or rights with, to or in any third party to acquire the Company, any of the Assets or any interest therein or in the Businesection

                 4.7 FINANCIAL STATEMENTS. The Company and the Shareholder have delivered to the Buyer (1) the Company's unqualified audited year-end balance sheets at December 31, 1995, 1994 and 1993, (2) its related unqualified audited statements of income and cash flows for the fiscal years then ended, and (3) all related notes and schedules, each of which have been prepared by Charles Lansing, CPA ("Lansing"). All Liabilities of the Company at December 31, 1995, required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Company's consolidated balance sheet at December 31, 1995, prepared by

Lansing (the "Latest Year-End Balance Sheet"). December 31, 1995, is referred to as the "Latest Year-End Balance Sheet Date" in other parts of this Agreement. The Company and the Shareholder have also delivered to the Buyer a copy of the unaudited balance sheet of the Company at September 30, 1996, and the related unaudited statements of income and cash flows for the period from the Latest Year-End Balance Sheet Date to September 30, 1996, prepared by the Company (the "Interim Financial Statements"). September 30, 1996, is referred to as the "Interim Balance Sheet Date" in other parts of this Agreement. All Liabilities of the Company as of the Interim Balance Sheet Date required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Company's consolidated balance sheet prepared by the Company at the Interim Balance Sheet Date (the "Interim Balance Sheet"). All of the financial statements prepared by Lansing and the Company referred to in this Section 4.7 were prepared in accordance with GAAP and fairly present the financial position and results of operations of the Company at the dates and for the periods covered and include all adjustments that are necessary for a fair presentation of the information shown. Within 30 days after the date hereof, the Company and the Shareholder shall deliver to the Buyer (1) the Company's unqualified audited year-end balance sheets at December 31, 1994 and 1995, (2) its related unqualified audited statements of income and cash flows for the fiscal years then ended, and
(3) all related notes and schedules, each of which shall be prepared by BDO Seidman, LLP.

                 4.8 BOOKS OF ACCOUNT; RETURNS AND REPORTS; TAXES. The books of account of the Company fairly reflect, in accordance with GAAP, (1) all transactions relating to the Company and (2) all items of income and expense, assets and liabilities and accruals relating to the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company. The Company has duly filed all federal, state and local tax reports and returns and all other reports and returns required to be filed by it pursuant to any Regulation. The Company has duly made all deposits required by law to be made with respect to employees' withholding taxes. The Company has duly paid or accrued on its books of account all taxes, duties and charges (including penalties and interest thereon) payable by it, and the amounts established as provisions for taxes on the Latest Year-End Balance Sheet and the Interim Balance Sheet are sufficient for the payment of all taxes (including penalties and interest thereon) due as a result of activities which occurred during periods covered by the Latest Year-End Balance Sheet and the Interim Balance Sheet, respectively. The Company has not received any notice of assessment or deficiency or proposed assessment from or by the IRS or any other taxing authority in connection with its tax returns or reports and there is no pending tax examination of or tax claim asserted against the Company or any of the Assets. There is no tax lien on any of the Assets except for liens for real estate taxes not yet due and payable. All federal income tax returns filed by the Company have been audited and/or settled through 1992, and no agreement for the extension of time or waiver of the statute of limitations for the assessment of any deficiency or adjustment for any year is in effect. True and correct copies of all federal and state income tax returns filed by the Company for 1993 and 1994 have been delivered to Buyer, and the Company has filed federal income tax returns for an "S corporation" for 1993, 1994 and 1995, and further, any tax liability assessed against the Shareholder or the Company thereunder or for subsequent periods up to and including the Closing Date is or will be a personal liability of the Shareholder.

                 4.9 UNDISCLOSED LIABILITIES. The Company does not have any Liabilities except for:

                           (a) those Liabilities adequately and specifically set forth or reserved for on the Interim Balance Sheet and not heretofore paid or discharged;

                           (b) those Liabilities arising in the ordinary course of its business consistent with past practice under any Contract specifically disclosed on the Disclosure Schedule (or not required to be disclosed because of the term or amount involved); and

                           (c) those Liabilities incurred, consistent with past business practice in the ordinary course of its business since the Interim Balance Sheet Date and not heretofore paid or discharged.

                 4.10 ACCOUNTS RECEIVABLE. All accounts receivable as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date (1) have arisen only in the ordinary course of business consistent with past practice for goods sold and delivered or services performed and (2) are collectible in full at the recorded amounts thereof (free of any, and subject to no, defenses, setoffs, counterclaims, or costs of collection) in the ordinary course of business (without resort to Litigation or assignment to a collection agency), but in no event later than 90 days after the Closing Date, net of any allowance for doubtful accounts reflected in the Interim Balance Sheet.

                 4.11 INVENTORY. The inventory as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of the Company, consists of new and used, and unused items of a quality and quantity usable or saleable in the ordinary course of business of the Company consistent with past practice, and is valued at reasonable amounts based on the ordinary course of business of the Company within the past six months at prices equal to the lower of cost or market value on a first-in-first-out basis. To the best of the Company's Knowledge, none of such inventory is obsolete, unusable, slow moving, damaged or unsalable in the ordinary course of the Company's business consistent with past practice.

                 4.12 TITLE TO ASSETS. Except as set forth on the Disclosure Schedule, the Company owns outright and has good and marketable title to all of the Assets, including without limitation the assets and properties set forth on the Interim Balance Sheet (except for such as may have been disposed of in the ordinary course of business since the Interim Balance Sheet Date), free and clear of all Liens except Permitted Liens.

                 4.13 ALL TANGIBLE ASSETS. The Disclosure Schedule sets forth accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $500 or where an aggregate of similar items exceeds $500, and of all leases, Licenses and other Contracts to which the Company is a party or is otherwise bound which relate in whole or in part to such Assets. In the Disclosure Schedule, such Assets listed have been grouped by type and assigned location. The Assets listed on the Disclosure Schedule constitute substantially all of the tangible assets used in or necessary to the conduct of the Businesection

                 4.14 CONDITION OF ASSETS. All tangible assets and properties which are part of the Assets and presently used and/or necessary to conduct the Business are in good operating condition and repair subject to normal wear, and are usable in the ordinary course of the Business consistent with past practice and, to the best of the Company's Knowledge, conform in all material respects to all applicable Regulations relating to their construction, use and operation. To the best of the Company's Knowledge, there are no developments materially affecting any such Asset which might curtail the present or future use thereof for the purpose for which it was acquired. Except pursuant to leases described on the Disclosure Schedule, no person other than the Company owns any vehicles, equipment or other tangible Assets situated on the facilities used by the Company in the Business (other than immaterial items of personal property owned by the Company's employees) or necessary to the operation of the Businesection

                 4.15 REAL PROPERTY.

                           (a) TITLE. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by the Company are listed on the Disclosure Schedule (the "Real Property"). The Company owns outright, and has good and marketable title to, all of the Real Property, free and clear of all Liens, except the defects, Liens, adverse claims and other matters affecting the Company's title to or possession of the Real Property, expressly set forth in Schedule B to Title Insurance Policy No. 063056611881 dated September 13, 1994 ("Title Report") prepared by Ticor Title Insurance Co. attached as part of the Disclosure Schedule.

                           (b) OPERATION OF RAILROAD. The Company owns all right, title and interest in the Real Property and has all permits necessary to operate the Railroad.

                           (c) ZONING. To the best of the Company's Knowledge, there are no existing violations of zoning regulations.

                           (d) UTILITY SERVICES. To the best of the Company's Knowledge, the water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available to the Real Property are adequate for the present use of the Real Property by the Company in conducting the Business, and there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities.

                           (e) ACCESS. To the best of the Company's Knowledge:
         (i) the Company has obtained all Licenses and rights-of-way, including proof-of-dedication, over the Real Property or from private parties, necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property and, (ii) there are no restrictions on entrance to or exit from the Real Property to adjacent public streets and no conditions which will result in the termination of the present access from the Real Property to existing highways and roads.

                           (f) ASSESSMENTS OR HAZARDS. The Company has received no written notices, from any governmental body that the assessed value of the Real Property has been determined to be greater than that upon which county, township or school tax was paid for the 1995 tax year applicable to each such tax, or from any insurance carrier of the Company of fire hazards with respect to the Real Property.

                           (g) EMINENT DOMAIN. The Company has received no notices, oral or written, and has no reason to believe, that any governmental body having jurisdiction over the Real Property intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

                           (h) NO VIOLATIONS. The Company has received no notices, oral or written, from any governmental body, and has no reason to believe, that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over the Real Property.

                           (i) IMPROVEMENTS. To the best of the Company's Knowledge, the improvements located on the Real Property are in good condition and are structurally sound, and all mechanical and other systems located therein and presently used in the Business are in good operating condition, subject to normal wear, and no condition exists requiring material repairs, alterations or corrections.

                           (j) ENVIRONMENTAL MATTERS. To the best of the Company's Knowledge, no Hazardous Substances or materials subject to governmental regulation have been disposed of or otherwise come to be located upon or beneath the Real Property. Except as provided in the Disclosure Schedules and to the best of the Company's Knowledge, the Real Property has not been investigated by any governmental environmental agency, Board of Health or the public media for, and the Company has received no inquiry from any governmental environmental agency, Board of Health or the public media with respect to, possible storage or disposal of any such Hazardous Substances or any such materials subject to regulation by the Nuclear Regulatory Commission.

                 4.16 CONTRACTS.

                           (a) The Disclosure Schedule sets forth complete and accurate lists or descriptions of:

                                    (1)     all Employee Benefit Plans; and

                                    (2)     all consents or approvals required
                                            under any Contracts that are
                                            necessary for the Shareholder to
                                            complete the Acquisition or to avoid
                                            a Default under such Contracts
                                            arising from the Acquisition.

                           (b) Except as set forth on the Disclosure Schedule, none of the Assets is leased by the Company from any third party, whether affiliated or unaffiliated with the Company.

                           (c) Except as set forth on the Disclosure Schedule, the Company is not a party to any:

                                    (1)     Contract with any present or former
                                            employee or consultant;

                                    (2)     Contract for the future purchase of,
                                            or payment for, supplies or products
                                            or services;

                                    (3)     Contract to sell or supply products
                                            or to perform services;

                                    (4)     Representative or sales agency
                                            contract;

                                    (5)     Contract limiting or restraining it
                                            from engaging or competing in any
                                            lines of business with any person,
                                            firm, corporation or other entity;

                                    (6)     license, franchise, distributorship
                                            or other agreement, including those
                                            which relate in whole or in part to
                                            any ideas, technical assistance or
                                            other know-how of or used by the
                                            Company; or

                                    (7)     material Contract not otherwise
                                            disclosed herein.

                           (d) All of the Contracts (including all customer Contracts) to which the Company is a party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms. The Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each of such Contracts. All parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to the Company. There are, to the best of the Company's Knowledge, no provisions of, or developments materially affecting, any such Contract which might prevent the Company from realizing the benefits thereof whether before or after the completion of the Acquisition. With respect to any of such Contracts that are leases, the Company has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

                 4.17 EMPLOYEES. The Disclosure Schedule sets forth the names and current annual salary rates or current hourly wages of all present employees of the Company, together with the average number of hours worked per week, the date of the last salary increase, the date of commencement of employment of each employee with the Company, or its predecessor, and a summary of salary, bonuses and other compensation, if any, paid or payable to each of such persons for or in respect of that portion of the 1996 calendar year ending on the Interim Balance Sheet Date. The Disclosure Schedule also sets forth the earnings for each of such employees as reflected on Form W-2 for the 1995 calendar year.

                 4.18 LICENSES. The Disclosure Schedule sets forth a complete list of all Licenses used in the operation of the Business or otherwise held by the Company. The Company owns, possesses or lawfully uses in the operation of its Business all Licenses which are necessary to conduct the Business as now or previously conducted or to the ownership of the Assets, free and clear of all Liens. The Company is not in Default, nor has it received any notice of any claim of Default, with respect to any such License. Except as otherwise governed by law, all such Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine and nominal filing fees and will not be adversely affected by the completion of the Acquisition. No present or former shareholder, director, officer or employee of the Company or any affiliates of the Company, owns or has any material proprietary, financial or other interest (direct or indirect) in any License which the Company owns, possesses or uses to conduct its businesection

                 4.19 INTELLECTUAL PROPERTY.

                           (a) To the best of the Company's Knowledge, no employee of the Company is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to any Intellectual Property or noncompetition arrangement, or any other Contract or any restrictive covenant relating to the right of any such officer or employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of any Intellectual Property of others, and the continued employment of the Company's officers and employees does not subject the Company to any liability resulting from such a violation. To the best of the Company's Knowledge, the Intellectual Property of the Company was developed entirely by its employees during the time they were employees only of the Company and such Intellectual Property does not include any inventions of the employees made prior to the time such employees became employees of the Company nor any Intellectual Property of any previous employers of such employees.

                           (b) The Company owns or has a valid right to use the Intellectual Property being used by the Company to conduct the Business; and the conduct of the Business as now operated does not, and to the best of the Company's Knowledge, will not conflict with valid Intellectual Property rights of others. The Company has not received any communication alleging that the Company has violated or, by conducting its business as proposed would violate any of the Intellectual Property rights of any other person or entity. The Company does not have any obligation to compensate any person for the use of any such Intellectual Property rights nor has the Company granted to any person any license, option or other rights to use in any manner any of the Intellectual Property of the Company, whether requiring the payment of royalties or not.

                           (c) All Patents, Copyrights, Trademarks and computer software used in the Business or owned by the Company are listed in the Disclosure Schedule.

                           (d) The computer software of the Company included in the Intellectual Property functions sufficiently for current operation of the Business, and is the only software used by the Company in the conduct of its businesection

                 4.20 COMPLIANCE WITH REGULATIONS AND COURT ORDERS. The Company is not in violation of any Court Order or Regulation, and the Assets have not been used or operated by the Company in violation of any Regulation or Court Order. All Court Orders to which the Company is a party or subject are described in the Disclosure Schedule. The Company has made all filings or notifications required to be made by it under any Regulations applicable to the Company, the Business or the Assets. Neither the Company, nor, to the best of the Company's Knowledge, any officer, employee or agent of, nor any consultant to, the Company, has unlawfully offered, paid, or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office, or an official or employee of any governmental or regulatory body or authority or an officer or employee of any client, customer or supplier of the Company.

                 4.21 CLAIMS. Except as listed in the Disclosure Schedule, there is no Litigation pending or threatened against the Company, the Business or the Assets. To the best of the Company's Knowledge, no claim has been asserted and no event has occurred that might result in Litigation against the Company, the Business or the Assets. To the best of the Company's Knowledge, there is no reasonable basis for any such claim.

                 4.22 INSURANCE. The Company has provided Buyer with complete copies (including endorsements) of all applicable insurance policies. The Disclosure Schedule contains a true and complete description of the insurance coverage applicable to the Company, the Business and the Assets for the past five years, including amounts and lines of coverage, loss experience history by line of coverage for the past five years, and a description of all claims in excess of $5,000 for the past five years. All insurance coverage applicable to the Company, the Business and/or the Assets is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers, insures the Company in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties in the localities where such businesses or properties are located and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. To the best of the Company's Knowledge, there are no provisions in such insurance policies for retrospective premium adjustments. Neither the Company nor the Shareholder knows or has reason to know of the occurrence of any event which reasonably might form the basis of any claim against the Company, the Business or the Assets or which might materially increase the insurance premiums payable for any such coverage. All liability policies since May 2, 1992 have been claims made policies and with retroactive dates of May 2, 1992 except the employers liability policy which has a retroactive date of May 2, 1995. To the extent there are any occurrences, as such term is defined in any claims-made policies, the Company shall notify its insurance carrier(s) of such occurrences prior to the Closing. Except as disclosed in the Disclosure Schedule, there are no outstanding performance bonds covering or issued for the benefit of the Company.

                 4.23 LABOR MATTERS. There are no collective bargaining agreements between the Company and any labor union or other representative of employees. No strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company, or the Assets wherever located, and no secondary boycott with respect to the Company's products or services, lockout by the Company of any of its employees or any other labor trouble or other occurrence, event or condition of a similar character, has occurred or been threatened.

                 4.24 PENSION PLANS; EMPLOYEE BENEFIT PLANS.

                           (a) DISCLOSURE. Except as set forth on the Disclosure Schedule, there are no Employee Benefit Plans.

                           (b) DISCLOSED PLANS. With respect to any such Employee Benefit Plans disclosed, the Company has made all contributions thereto which have accrued on its financial statements and other books and records as a liability and the Company has delivered to the Buyer copies of (1) all documents governing such Plans, and all amendments thereto, (2) all reports filed by the Company or Plan officials with respect to such Plans with the United States Department of Labor, the IRS and any other federal or state regulatory agency, (3) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any of such Plans,
         (4) all actuarial, accounting and financial reports prepared with respect to any of such Plans, and (5) all currently effective IRS ruling or determination letters on any of such Plans; however, the Company has not made a contribution to the Durango & Silverton Narrow Gauge Railroad Company Pension Plan for the plan year that began January 1, 1995, or the current plan year that began January 1, 1996. To the extent required contributions, along with accrued interest and penalties thereon are payable in connection with such plan, such amounts shall be paid by the Shareholder.

                           (c) COMPLIANCE WITH LAW. The provisions of each Employee Benefit Plan and the administration of each Employee Benefit Plan are and have been in all material respects in compliance with all applicable Regulations, and neither the Company nor the Shareholder has received or is aware of any claim or notice alleging to the contrary with respect to any Employee Benefit Plan.

                           (d) TAX OR CIVIL LIABILITY. Neither the Company nor the Shareholder has participated in any conduct, and neither the Company nor the Shareholder will participate in any conduct to the Closing Date or thereafter, that could result in the imposition upon the Company, the Shareholder or the Buyer of either excise tax under
         Section 4975 (relating to prohibited transactions) of the Code, or civil liability under Section 502(i) of ERISA (also relating to prohibited transactions).

                           (e) CLAIMS LIABILITY. There is no action, claim or demand of any kind (other than routine claims for benefits) which has been brought or, to the Company's Knowledge, threatened, against any Employee Benefit Plan or the assets thereof, or against any fiduciary of any such Plan.

                           (f) FIDUCIARY APPOINTMENTS AND CONDUCT. There have not occurred any circumstances by reason of which the Company, the Shareholder or the Buyer may be liable for:

                                    (1)     Appointment by the Company of any
                                            person or entity as a fiduciary with
                                            respect to any Employee Benefit Plan
                                            where such person or entity was
                                            legally disqualified from serving in
                                            such capacity;

                                    (2)     Failure by the Company to monitor
                                            the performance of its appointees as
                                            fiduciaries with respect to any
                                            Employee Benefit Plan or failure of
                                            the Company to timely replace any
                                            such fiduciary whose performance
                                            failed to meet the standards imposed
                                            by ERISA with respect to fiduciary
                                            duties; or

                                    (3)     Action taken by a fiduciary with
                                            respect to any Employee Benefit Plan
                                            upon the
                                            direction of, or with the
                                            acquiescence of, the Company.

                           (g) MULTI-EMPLOYER PLANS. The Company does not maintain or participate in, nor has it ever maintained or participated in, any "multi-employer plans" as defined in Section 3(37) of ERISA.

                           (h) CONTROLLED GROUPS. The Company is not presently or potentially liable with respect to any employee benefit plan sponsored by any entity which, together with the Company, is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, a group of trades or businesses under common control within the meaning of Section 4(c) of the Code, or an affiliated service group within the meaning of Section 414(m) of the Code, whether such plan is a single employer plan, a multiple employer plan or a multi-employer plan. Liability to which reference is made herein includes, but is not limited to, liability for the underfunding of such plan, whether or not such plan is terminated; liability for unamortized funding deficiencies (whether or not waived); liability to or on account of any multi-employer plan under any circumstances; penalties, late payment fees or taxes with respect to any plan or the administration of any plan; or liability with respect to fiduciary conduct in connection with any such plan.

                           (i) REPORTING AND DISCLOSURE. The Company has filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other documents required by any governmental agency with respect to each Employee Benefit Plan; however, the Company has not filed the IRS form 5500 for the Durango & Silverton Narrow Gauge Railroad Company Pension Plan for the plan year that began January 1, 1995, or the PBGC Form 1 for that plan for that plan year. Shareholder shall be obligated to pay any amounts due, including, without limitation, penalties due related to its failure to file such statements.

                           (j) PARTICIPANT AND BENEFICIARY NOTIFICATIONS. The Company has delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all plan descriptions, returns, reports, schedules, notices, statements and similar materials.

                 4.25 TRANSACTIONS WITH AFFILIATES. No shareholder or director or officer of the Company, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has an ownership interest in any corporation or other entity other than Hi-Acres, Inc., or its affiliates or subsidiaries that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, Contracts, business arrangements or relationships of any kind with the Company. No transaction between the Company and the Shareholder or any other person or affiliate described in this Section 4.25 will continue after Closing except as disclosed on the Disclosure Schedule.

                 4.26 DELIVERY OF DOCUMENTS. The Company and the Shareholder have delivered to the Buyer true, correct and complete copies of the Company's charter documents and By-Laws and all written Contracts and other documents and summaries of any material oral Contracts (including all amendments, supplements, modifications or waivers currently in effect) described in this Agreement or in the Disclosure Schedule.

                 4.27 NO MATERIAL ADVERSE DEVELOPMENTS. Other than the retirement of the Shareholder's financial obligations to the Company, since the Interim Balance Sheet Date, there has been no actual or threatened change in the Business or, to the best of the Company's Knowledge, any event, condition or state of facts, that is or might be material and adverse to the Company, the Business or the Assets.

                 4.28 MATERIAL TRANSACTIONS. Other than retirement of the Shareholder's financial obligations to the Company, since the Interim Balance Sheet Date, the Business has been operated in the manner described in Section 6 and the Company has not taken any action that would have been prohibited by
Section 6 had that Section been effective since the Interim Balance Sheet Date.

                 4.29 HAZARDOUS WASTE. The Company does not now, nor has it ever, generated, transported, stored, disposed of or treated solid wastes, or Hazardous Substances within the meaning of any applicable Regulation in violation of Applicable Law. The Company has provided to the Buyer true and correct copies of all permits, filings and related correspondence with, to or from any environmental or safety agency.

                 4.30 ADDITIONAL INFORMATION. The Disclosure Schedule contains accurate lists and summary descriptions of the following:

                           (a) other than the loan to the Shareholder from the Company, all accounts receivable of the Company reflected on the Interim Balance Sheet, specifying in each case the account debtor and the face amount of each receivable and reconciling the aggregate value of all accounts receivable as of the Interim Balance Sheet Date to the amount of such category set forth on the Interim Balance Sheet;

                           (b) all accounts payable and accrued expenses of the Company reflected on the Interim Balance Sheet, specifying in each case the payee, the face amount of each payable, the age of each payable regardless of classification on the balance sheet account, any defenses, setoffs or counterclaims that may exist with respect thereto, and reconciling the aggregate value of all accounts payable as of the Interim Balance Sheet Date to the amount of such category set forth on the Interim Balance Sheet;

                           (c) the names of all present officers and directors of the Company;

                           (d) the names and addresses of every bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto;

                           (e) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company; and

                           (f) the names of all persons holding powers of attorney from the Company and a summary statement of the terms thereof.

                  4.31 CORPORATE RECORDS. The minute books of the Company are current and contain correct and complete copies of all charter documents of the Company, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and board of directors and all committees thereof, duly signed by the Secretary or an Assistant Secretary, and the stock record book of the Company is also current, correct and complete and reflects the issuance of all of the Shares to the Shareholder.

                  4.32 LIMITED MANUFACTURING/PRODUCT WARRANTIES. The Company does not manufacture and has not manufactured any product for sale, except in the ordinary course of its business, and there are no warranties, express or implied, written or oral, with respect to the products of the Business, and there are no pending or threatened claims with respect to any such warranty, and the Company has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due.

                  4.33 NO GOVERNMENTAL APPROVALS REQUIRED. The transactions contemplated by this Agreement will not require the approval of the Interstate Commerce Commission.

                  4.34 PARTICULATE AIR EMISSIONS. To the best of the Company's Knowledge, the amount of particulate air emissions and volatile organic compounds generated by the Company do not violate Colorado clean air standards and do not require that the Company obtain a permit to generate such emissions.

                  4.35 ON THE JOB CLAIMS. To the best of the Company's Knowledge, there are no pending or contingent employee on-the-job injury claims regardless of the basis under which such a claim may be asserted.

                  4.36 MITCHELL LAKE FIRE. There is no contingent or actual liability to the Company based on the Mitchell Lake Fire.

                  4.37 RAILROAD CARS. The purchase by Buyer of the Shares will not trigger the repurchase option for the Cinco Animas and Nomad railroad cars contained in that certain Agreement for Sale of Railroad Cars dated August 4, 1982 between the Cinco Animas Corporation and the Company.

                  4.38 FULL DISCLOSURE. There are and will be no materially misleading misstatements in any of the representations and warranties made by the Shareholder in this Agreement or in any of the certificates and instruments delivered or to be delivered by the Company or the Shareholder pursuant to this Agreement, including (without limitation) in the Disclosure Schedule, and the Shareholder has not omitted to state any fact necessary to make such representations and warranties not materially misleading.

                  4.39 ROADBED AND BRIDGE. To the best of Company's Knowledge, nothing has come to the attention of the Company that would materially adversely impact the findings of the inspection report of Martin & Martin of May 30, 1996, regarding the structural soundness and sufficiency of the railroad bed and bridges.

        5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Company and the Shareholder as follows:

                 5.1 ORGANIZATION AND STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada, having all requisite corporate power and authority to perform its obligations under this Agreement.

                 5.2 AUTHORITY AND BINDING EFFECT. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement by the Buyer has been duly authorized by all necessary corporation action. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

                 5.3 VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby by the Buyer will contravene or violate any Regulation or Court Order which is applicable to the Buyer, or the Articles of Incorporation or

By-Laws of the Buyer, or will result in a Default under any Contract to which the Buyer is a party or by which it is otherwise bound.

                 5.4 CAPITALIZATION AND SHARE OWNERSHIP. The Buyer's authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share. There are 9,061,078 shares of the Buyer's common stock presently issued and outstanding (subject to (i) the further issuance of shares in connection with the proposed capital financing to raise funds to consummate this transaction and (ii) the exercise of stock options, warrants and convertible notes). All of the shares of Buyer's common stock to be issued to the Shareholder in accordance with this Agreement have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable, will not be issued in violation of the terms of any Contract binding upon the Buyer, and will be issued in compliance with all applicable charter documents of the Buyer and all applicable federal and state securities or "blue sky" laws and regulations.

                 5.5 COMPLIANCE WITH REGULATIONS. Buyer is validly formed and is in good standing in the State of Nevada, is operating in accordance with applicable Regulations, and has made or will make all filings, disclosures and notifications required by such Regulations to consummate this transaction.

        6. CONDUCT OF BUSINESS PENDING CLOSING. Until the Closing or earlier termination of this Agreement, except as may be approved by the Buyer in writing or as otherwise expressly provided in this Agreement, the Shareholder shall cause the Company to:

                  (a) operate the Business only in the ordinary course and in substantially the same manner as it has been operated in the past and not sell any of the Assets except for sales from inventory in the ordinary course of business;

                  (b) not issue, repurchase or redeem or commit to issue, repurchase or redeem, any shares of its capital stock, or other rights to acquire such stock or any securities convertible into or exchangeable for such stock;

                  (c) not declare or pay any dividend on, or make any other distribution with respect to, the Shares other than for purposes of retirement of Shareholder obligations to the Company, or distributions no greater than the amount allocable to a shareholder of an S corporation under Section 1366(a) of the Code for calendar year 1996 and the days of calendar year 1997 that precede the Closing Date; provided, however, that (i) cash shall not be distributed unless a sufficient amount of cash remains to satisfy the contingent liabilities of the Company, in full, and (ii) no assets, other than cash, shall be liquidated, paid or distributed;

                  (d) not (1) incur any additional amount of long or short-term debt for money borrowed, (2) guarantee or agree to guarantee the obligations of others, (3) indemnify or agree to indemnify others, or
         (4) incur any other Liabilities other than those incurred in the ordinary course of business consistent with past practice;

                  (e) keep in full force and effect insurance covering the Company, the Assets and the Business comparable in amount and scope of coverage to that now maintained;

                  (f) maintain the tangible Assets in their current condition and working order, ordinary wear and tear excepted;

                  (g) use its reasonable efforts to retain the Company's employees and maintain the Business so that such employees will remain available to the Company on and after the Closing Date and to maintain existing relationships with suppliers, customers and others having business dealings with the Company and otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

                  (h) not amend its Articles of Incorporation or By-Laws;

                  (i) not merge with or into any other corporation or sell, assign, transfer, pledge or encumber any part of the Assets or agree to do any of the foregoing;

                  (j) not enter into any Contract that is material, nor permit any amendment or termination of any material Contract;

                  (k) not waive any rights of value or rights that would otherwise accrue to the Company after the Closing Date;

                  (l) not increase the salaries of, or make any bonus or similar payments to or establish or modify any Employee Benefit Plans for, any of the Company's directors, officers or employees or enter into or modify any employment, consulting or similar Contracts with any such persons or agree to do any of the foregoing;

                  (m) continue to maintain all Employee Benefit Plans in accordance with applicable Regulations, and ensure that no Employee Benefit Plan, nor any trust related thereto, shall be amended or terminated prior to the Closing Date, except for any such amendment as may be required to comply with applicable Regulations;

                  (n) collect its accounts receivable in the ordinary course of business consistent with past practice;

                  (o) pay its accounts payable in the ordinary course of business consistent with past practice and not fail to pay or discharge when due any Liabilities;

                  (p) use its best efforts to help the Shareholder complete the Acquisition and obtain the satisfaction of the conditions specified in
         Section 9;

                  (q) promptly notify the Buyer of any Default, the threat or commencement of any Litigation, or any development that occurs before the Closing that could in any way materially affect the Company, the Assets or the Business;

                  (r) use its best efforts to obtain any consents or approvals required under any Contracts (including customer Contracts) or otherwise that are necessary to complete the Acquisition to avoid a Default under any such Contracts;

                  (s) comply with all Regulations applicable to it and to the conduct of its business;

                  (t) provide the Buyer with such financial and other reports of the Business as may be reasonably requested;

                  (u) not make any capital expenditures in excess of $500;

                  (v) (1) give to the Buyer's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours and upon reasonable notice, all of the Assets, records, Contracts (including customer Contracts) and other documents relating to the Business, (2) permit them to consult with the officers, employees, accountants, counsel and agents of the Company for the purpose of making such investigation of the Company, the Business and the Assets and the Buyer shall desire to make, provided that such investigation shall not unreasonably interfere with the Company's business operations, and (3) make available to the Buyer all such documents and copies of documents and records and information with respect to the Company's affairs and copies of any working papers relating thereto as the Buyer shall from time to time reasonably request; and

                  (w) promptly disclose to the Buyer in writing any information set forth in the Disclosure Schedule hereto which no longer is correct and any information of the nature of that set forth in the Disclosure Schedule which arises after the date hereof and which would have been required to be included in the Disclosure Schedule if such information had been obtained on the date hereof.

        7. SURVIVAL OF REPRESENTATION AND WARRANTIES. All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, exhibit, the Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto or in connection with the Acquisition shall survive the Closing and each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement for a period of one year following Closing.

        8. INDEMNIFICATION.

                 8.1 INDEMNIFICATION OBLIGATIONS.

                           (a) The Shareholder (an "indemnifying party") shall indemnify and hold harmless the Buyer, and the Buyer (another "indemnifying party") shall indemnify and hold harmless the Shareholder from, against and in respect of any and all damages, losses, deficiencies, liabilities, costs, claims and expenses resulting from, relating to or arising out of any (1) misrepresentation, (2) breach of warranty or (3) non-fulfillment of any agreement or covenant on the part of such indemnifying party or parties hereunder.

                           (b) Notwithstanding anything herein to the contrary, the Shareholder shall also indemnify and hold harmless the Buyer and each person who "controls" the Buyer within the meaning of the Securities Act of 1933, as amended, and each officer and director of the Buyer and any such controlling person, at all times after the date hereof from and against:

                                    (1)     any claim by any former shareholder
                                            of the Company involving the
                                            transactions contemplated hereby or
                                            any prior transaction involving any
                                            shares of capital stock of the
                                            Company or any predecessor
                                            corporation;

                                    (2)     without limiting the generality of
                                            anything contained in this Section
                                            8.1, any and all damages, losses,
                                            deficiencies, liabilities, costs and
                                            expenses of, or claims against, the
                                            Buyer, or the Company, resulting
                                            from, relating to or arising out of
                                            the business, operations or assets
                                            of the Company prior to the Closing
                                            Date or the actions or omissions of
                                            the Company's officers, directors,
                                            shareholders, employees or agents
                                            prior to the Closing Date
                                            (including, without limitation, any
                                            liability relating to, and any claim
                                            which arises out of or is based
                                            upon, negligence, strict liability,
                                            or any express or implied
                                            representation, warranty, agreement
                                            or guarantee made by or on behalf of
                                            the Company, or alleged to have been
                                            made by or on behalf of the Company,
                                            or which is imposed or asserted to
                                            be imposed on the Company by
                                            operation of law, in connection with
                                            any product designed, used, rented,
                                            sold, manufactured, shipped or
                                            installed by or on behalf of the
                                            Company, or for any service
                                            performed by or on behalf of the
                                            Company, in any case prior to the
                                            Closing Date and irrespective of the
                                            date that any claim, suit or other
                                            cause of action related to any of
                                            the foregoing is filed or otherwise
                                            instituted against the Company;
                                            provided, however, that the
                                            foregoing shall not apply to the
                                            Liabilities of the Company disclosed
                                            on the Disclosure Schedule or
                                            referred to in Section 4.9(a)
                                            through (c)); and

                                    (3)     any and all costs, judgments,
                                            claims, actions at law or in equity,
                                            interest charges and reasonable
                                            attorneys' fees with respect to any
                                            cause of action or proceeding, by
                                            any participant or dependent or
                                            beneficiary of any participant,
                                            arising out of or by reason of the
                                            sponsorship by the Company of any
                                            Employee Benefit Plan or Pension
                                            Plan prior to the Closing Date.

                           (c) The maximum aggregate liability of Shareholder under subsections (a) and (b) above shall be $4,000,000.

                           (d) Notwithstanding anything herein to the contrary, Buyer shall indemnify and hold harmless the Shareholder, at all times after the Closing Date from and against:

                                    (1)     any and all damages, losses,
                                            deficiencies, liabilities, costs and
                                            expenses of, or claims against, the
                                            Shareholder, resulting from,
                                            relating to or arising out of the
                                            business, operations or assets of
                                            the Company after the Closing Date
                                            or the actions or omissions
                                            occurring after the Closing

                                            Date of the Company's officers,
                                            directors, shareholders, employees
                                            or agents; and

                                    (2)     any and all costs, judgments,
                                            claims, actions at law or in equity,
                                            interest charges and reasonable
                                            attorneys' fees with respect to any
                                            cause of action or proceeding, by
                                            any participant or dependent or
                                            beneficiary of any participant,
                                            arising out of or by reason of the
                                            sponsorship by the Company of any
                                            Employee Benefit Plan or Pension
                                            Plan after the Closing Date.

                           (d) Each indemnifying party or parties hereto will indemnify and hold harmless the indemnified party or parties hereto from, against and in respect of any and all actions, suits, proceedings, demands, assessments, judgments, costs (including attorneys' fees at the arbitration, pre-trial, trial and appellate levels) and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 8.

                 8.2 METHOD OF ASSERTING CLAIMS, ETC. All claims for indemnification under this Section 8 shall be asserted and resolved as follows:

                           (a) In the event that any claim or demand for which the Shareholder would be liable to the Buyer hereunder is asserted against or sought to be collected by a third party, the Buyer shall promptly notify the Shareholder of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). The Shareholder shall have twenty days from its receipt of the Claim Notice (the "Notice Period") to notify the Buyer (1) whether or not the Shareholder disputes his liability to the Buyer hereunder with respect to such claim or demand, and (2) if he does not dispute such liability, whether or not he desires, at his sole cost and expense, to defend the Buyer against such claim or demand; provided, however, that the Buyer is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests. In the event that the Shareholder notifies the Buyer within the Notice Period that he does not dispute such liability and desires to defend against such claim or demand, then except as hereinafter provided, the Shareholder shall have the right to defend by appropriate proceedings, which proceedings shall be timely settled or prosecuted to a final conclusion in such a manner as to reasonably avoid any risk of the Buyer becoming subject to liability for any other matter. If the Buyer desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If, in the reasonable opinion of the Buyer, any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Business or any division of the Buyer or an affiliate of the Buyer, the Buyer shall have the right to control the defense or settlement of any such claim or demand, and its reasonable costs and expenses thereof shall be included as part of the potential indemnification obligations of the Shareholder hereunder. If the Shareholder disputes his liability with respect to such claim or demand or elects not to defend against such claim or demand, whether by not giving timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Buyer (but the Buyer shall not have any obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Shareholder hereunder (subject, if the Shareholder has timely disputed liability, to a determination that the disputed liability is covered by these indemnification provisions).

                           (b) In the event that the Buyer should have a claim against the Shareholder hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Buyer shall promptly send a Claim Notice with respect to such claim to the Shareholder. If the Shareholder does not notify the Buyer within the Notice Period that he disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Shareholder hereunder.

                           (c) All claims for indemnification made by the Shareholder under this Section 8 shall be asserted and resolved under the procedures set forth above in this Section 8.2 by substituting, as appropriate, "the Buyer" for "Shareholder" and "Shareholder," as appropriate, for "the Buyer."

                 8.3 PAYMENT.

                           (a) In the event that any party is required to make any payment under this Section 8, such party shall promptly pay the indemnified party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Section 8, the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Section 8 and the portion, if any, theretofore paid shall bear interest as provided in Section 8.3(c). Upon the payment in full of any claim, either by setoff or otherwise, the party or entity making payment shall be subrogated to the rights of the indemnified party against any person, firm, corporation or other entity with respect to the subject matter of such claim.

                           (b) The payment of such item as to which the Buyer is entitled to payment under this Section 8 shall be the obligation of the Shareholder and the Shareholder shall make full and prompt payment of any and all such items to the Buyer.

                           (c) If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party or parties shall pay the indemnified party or parties Interest at the Interest Rate on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand.

                 8.4 SERVICE OF PROCESS, CONSENT TO JURISDICTION, ETC.

               The Shareholder irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for Colorado or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Denver County, Colorado, (b) consents to the jurisdiction of any such court in any suit, action or proceeding; and (c) waives any objection which the Shareholder may have to the laying of venue of any such suit, action or proceeding in any such court.

        9. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. Subject to waiver as set forth in Section 11.10, the obligations of the Buyer under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                 9.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties of the Shareholder set forth in Section 4 shall be true and correct on the Closing Date with the same effect as if made at that time.

                 9.2 PERFORMANCE BY THE SHAREHOLDER. The Shareholder shall have performed and satisfied all agreements and conditions that they are required by this Agreement to perform or satisfy prior to or on the Closing Date.

                 9.3 CERTIFICATE(S). The Buyer shall have received certificate(s) from the Shareholder dated the Closing Date certifying in such detail as the Buyer may reasonably request that each of the conditions described in Sections 9.1 and 9.2 has been fulfilled.

                 9.4 FORM AND CONTENT OF DOCUMENTS. The form and content of all documents, certificates and other instruments to be delivered by the Shareholder shall be reasonably satisfactory to the Buyer.

                 9.5 OPINION OF COUNSEL. The Buyer shall have received the written opinion dated the Closing Date of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A., counsel for the Shareholder, in form and substance reasonably satisfactory to both said firm and the Buyer.

                 9.6 LITIGATION AND OTHER MATTERS AFFECTING CLOSING. No Court Order shall have been issued or entered which would be violated by the completion of the Acquisition. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement, no Litigation shall be pending against the Company and the PUC Approval, if required, shall have been obtained; if any injunction, cease and desist order or other restraining order or decree has been issued by any court or governmental body against the Company and/or the Shareholder which seeks to prevent the transfer contemplated by the Agreement, or attempts to seize the Assets of the Company or materially restricts the day-to-day business operations of the Company, or PUC Approval has not been obtained, if required, then, Buyer shall extend the Closing Date for a reasonable period of time (not to exceed 90 days) to allow Shareholder an opportunity to dissolve such injunction or order, and/or to allow Buyer to obtain such PUC Approval. Shareholder and/or Buyer shall each use its best efforts, including the bringing of any lawsuit, to dissolve such injunction or order, or obtain such PUC Approval. If the injunction or order or PUC Approval have not been resolved in a manner satisfactory to Buyer, in its sole discretion, within such 90-day period, Buyer may terminate this Agreement. If this Agreement is terminated pursuant to the provisions hereof, the Deposit, together with interest thereon at the Interest Rate from the date paid to Shareholder shall be immediately delivered by Shareholder to Buyer.

                 9.7 MATERIAL ADVERSE CHANGES. From the date hereof to the Closing Date, neither the Company, the Business nor the Assets shall have been materially adversely affected in any way, including, without limitation, by fire, casualty, act of God or otherwise. There shall be no conditions existing or threatened with respect to the Company, the Business or the Assets that might be expected to have a material adverse effect on any of them.

                 9.8 REGULATORY COMPLIANCE AND APPROVALS. Except for PUC Approval, the Buyer shall be satisfied that all approvals required under any Regulations to carry out the Acquisition shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition.

                 9.9 CONSENTS. Except for PUC Approval, the Shareholder, or the Company shall have delivered to the Buyer all consents required to be obtained in connection with the Acquisition in order to avoid a Default under any Contract (including any customer Contract) to or by which the Company is a party or may be bound. The Company shall be free from burdensome restrictions and conditions not applicable to the Company prior to the date of this Agreement.

                 9.10 BUYER REVIEW. The Buyer shall have completed and be satisfied with its confidential review of the business, management, finances and accounts receivable of the Company.

                 9.11 ESCROW AGREEMENT. The Buyer, the Shareholder and the Escrow Agent shall have entered into the Escrow Agreement.

                 9.12 REGISTRATION RIGHTS AGREEMENT. The Buyer and the Shareholder shall have entered into the Registration Rights Agreement.

                 9.13 CONSENTS AND APPROVALS. The Company shall have obtained all consents and approvals necessary to complete the Acquisition and related transactions.

                 9.14 LICENSES. All Licenses applicable to the Company and the Business shall be in full force and effect and the consummation of the transactions contemplated hereunder shall not constitute a default thereunder or affect the operation of the Company or the Businesection

                 9.15 ENVIRONMENTAL LIABILITY. The total cost of the Remedial Work, plus the Expenses (as defined in Section 2.6 hereof) will not exceed $500,000.

                 9.16 SATISFACTION. The Loan shall be satisfied by Buyer at Closing as provided in the Closing Payment as defined in Section 1.

                 9.17 ANCILLARY DOCUMENTS. Each entity other than the Buyer which is a party to any of the Ancillary Documents shall have executed and delivered such of the Ancillary Documents as it is a party thereto.

                  If the conditions precedent to the obligations of the Buyer to close have not been satisfied on or before the Closing Date or the Extended Closing Date, as applicable, Buyer may either (i) waive such condition(s) precedent and proceed to close or (ii) terminate the Agreement.

       10. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDER. Subject to waiver as set forth in Section 11.10, the obligations of the Shareholder under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                10.1 BUYER REPRESENTATIONS TRUE AT CLOSING. The representations and warranties of the Buyer set forth in Section 5 shall be true and correct on the Closing Date with the same effect as if made at that time.

                10.2 PERFORMANCE BY THE BUYER. The Buyer shall have performed and satisfied all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date.

                10.3 OFFICER'S CERTIFICATE. The Shareholder shall have received a certificate from an appropriate officer of the Buyer dated the Closing Date certifying in such detail as the Shareholder may reasonably request that each of the conditions described in Sections 10.1 and 10.2 has been fulfilled.

                10.4 INCUMBENCY CERTIFICATE. The Shareholder shall have received a certificate of the Secretary or an Assistant Secretary of the Buyer dated the Closing Date certifying as to the incumbency of the officers of the Buyer signing for it and as to the authenticity of their signatures.

                10.5 FORM AND CONTENT OF DOCUMENTS. The form and content of all documents, certificates and other instruments to be delivered by the Buyer shall be reasonably satisfactory to the Shareholder.

                10.6 OPINION OF COUNSEL. The Shareholder shall have received the written opinion of Olle, Macaulay & Zorrilla, P.A., counsel for the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to both said firm and the Shareholder.

                10.7 LITIGATION AFFECTING CLOSING. No Court Order shall have been issued or entered which would be violated by the completion of the Acquisition. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement.

                10.8 REGULATORY COMPLIANCE AND APPROVAL. The Shareholder shall be satisfied that all approvals required under any Regulations to carry out the acquisition shall have been obtained and that the parties have complied with all Regulations applicable to the Acquisition.

                10.9 ANCILLARY DOCUMENTS. The Buyer and any other applicable person or entity shall have executed and delivered each of the Ancillary Documents to which it is a party.

                10.10 MATERIAL ADVERSE CHANGES. From the date hereof to the Closing Date, the Buyer has not been materially adversely affected in any way. There shall be no conditions existing or threatened with respect to the Buyer that might be expected to have a material adverse effect upon the Buyer.

                10.11 ESCROW AGREEMENT. The Buyer, the Shareholder and the Escrow Agent shall have entered into the Escrow Agreement.

                10.12 REGISTRATION RIGHTS AGREEMENT. The Buyer and the Shareholder shall have entered into the Registration Rights Agreement.

                10.13 SATISFACTION. The Loan shall be satisfied by Buyer at Closing as provided in the Closing Payment as defined in Section 1.

       11. MISCELLANEOUS.

                11.1 NONCOMPETITION. From the Closing Date until the end of the third year following the Closing Date (the "Noncompete Period"), the Shareholder, unless acting in accordance with the Buyer's prior written consent, will not (directly or indirectly), own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with, or lease, sell or permit to use any real property or interest therein owned by the Shareholder, for use in, any competing business or enterprise engaged in the railroad business in the United States; provided, however, that the provisions of this Section 11.1 shall not be deemed to prohibit the ownership by the Shareholder, of not more than five percent of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934. the Shareholder acknowledges that (1) the provisions of this Section 11.1 are reasonable and necessary to protect the legitimate interests of the Buyer, (2) any violation of this Section 11.1 will result in irreparable injury to the Buyer and the Company and that damages at law would not be reasonable or adequate compensation to the Buyer and the Company for a violation of this Section 11.1, and (3) the Buyer and the Company shall be entitled to have the provisions of this Section 11.1 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security. In the event that the provisions of this Section 11.1 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

                11.2 NONSOLICITATION. the Shareholder agrees that, for the Noncompete Period, he will not (directly or indirectly) call on or solicit for the purpose of operating a company involved in the railroad business, or divert or take away from the Company the business of (including, without limitation, by divulging to any competitor or potential competitor of the Company or the Buyer the name of), any person, firm, corporation or other entity who or which at the Closing Date was, or at any time during the three years preceding the Closing Date had been, a customer of the Company whose identity is known to the Shareholder at the Closing Date as one whom the Company intends to solicit within the succeeding year. Nothing contained in this Section 11.2 shall be deemed to limit or impair, or be limited or impaired by, the provisions of
Section 11.1.

                11.3 HIRING OF THE COMPANY'S EMPLOYEES. During the Noncompete Period, the Shareholder will not (directly or indirectly) hire, offer or solicit employment to any employee of the Company whose employment is continued by the Company or the Buyer after the Closing Date, unless the Company or the Buyer first terminates the employment of such employee. Nothing contained in this
Section 11.3 shall be deemed to affect in any manner any other provision of this Agreement.

                11.4 PAYMENT OF EXPENSES. The Shareholder and the Buyer will each pay all legal, accounting and other fees and expenses which such party incurs in connection with this Agreement and the transactions contemplated hereby, and none of the expenses of the Shareholder shall be paid by the Company or out of any of the Assets; provided, however, that if this Agreement is legitimately terminated by Buyer pursuant to Section 11.6 or if the failure to satisfy a condition of Closing arises out of the breach, existing at the time of the execution of this Agreement, of a representation or warranty contained in this Agreement, the Buyer shall be entitled to receive from the Shareholder reimbursement of all third party expenses of the Buyer incurred between the date of this Agreement and the date of termination.

                11.5 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time on or prior to the Closing Date by mutual consent of the Shareholder and the Buyer.

                11.6 TERMINATION FOR BREACH. The Buyer may terminate its obligations under this Agreement at any time prior to the Closing Date if the Shareholder shall have breached any of its representations, warranties or other obligations under this Agreement in any material respect. The Shareholder may likewise terminate his obligations under this Agreement at any time prior to the Closing Date if the Buyer shall have breached any of its representations, warranties or other obligations under this Agreement in any material respect. Such termination may be effected by written notice from either the Buyer or the Shareholder, as appropriate, citing the reasons for termination and shall not subject the terminating party to any liability for any valid termination.

                11.7 BROKERS' AND FINDERS' FEES. The Shareholder and the Buyer each to the other represents and warrants that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person, firm, corporation or other entity who or which may be entitled to any brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, and each of them shall indemnify and hold the other or any affiliate of them harmless against any and all claims, losses, liabilities or expenses which may be asserted against any of them as a result of any dealings, arrangements or agreements by the indemnifying party with any such person, firm, corporation or other entity.

                11.8 ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, executors, legal representatives, successors and assigns of the Shareholder and by the successors and assigns of the Buyer.

                11.9 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.

                11.10 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally, or by a nationally recognized overnight courier service (e.g., Federal Express or United Parcel Service) to the address set forth below (to the attention of the person identified below), as follows:

If to Buyer:                                First American Railways, Inc.
                                            2445 Hollywood Boulevard
                                            Hollywood, Florida  33020
                                            Attn: Chief Financial Officer

         With required
           copies to:                       Olle, Macaulay & Zorrilla, P.A.
                                            1402 Miami Center
                                            201 South Biscayne Boulevard
                                            Miami, Florida 33131
                                            Attention: Dennis J. Olle, Esq.

If to the Shareholder                       Charles E. Bradshaw, Jr.
or Charles E. Bradshaw,                     22900 N. O'Brien Road
Jr.:                                        Howey-In-The-Hills, FL 32737

         With required
           copies to:                       Zimmerman Shuffield Kiser &
                                            Sutcliffe, P.A.
                                            315 E. Robinson, Suite 600
                                            Orlando, Florida 32802
                                            Attn: Stephen B. Hatcher, Esq.

If to the Escrow Agent:                     Olle, Macaulay & Zorrilla, P.A.
                                            1402 Miami Center
                                            201 South Biscayne Boulevard
                                            Miami, Florida 33131
                                            Attn: Dennis J. Olle

or to such other address as the addressee may have specified in a notice duly given to the sender and to counsel as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or faxed or, if mailed, three business days after the date so mailed.

                11.11 DUTIES OF THE ESCROW AGENT WITH RESPECT TO THE DEPOSIT. In the event the Escrow Agent is in doubt as to its duties and liabilities under the provisions of this Agreement, in its sole discretion, the Escrow Agent may continue to hold the Deposit until the parties mutually agree in writing to disbursement thereof, or until a judgment of a court of competent jurisdiction determines the rights of the parties thereto or it may interplead the Deposit with the Clerk of the Circuit Court of Dade County, Florida. Upon notifying all parties concerning such action, all liability on the part of the Escrow Agent will fully cease and terminate, except to account for the Escrow Fund. All parties agree that the Escrow Agent will not be liable to any party or person whomsoever for misdelivery to the Buyer or the Shareholder of the Escrow Fund, unless such misdelivery is due to willful breach of this Agreement or gross negligence on the part of the Escrow Agent, nor will the Escrow Agent be liable for the failure of any financial institution in which the Escrow Fund is placed. The Shareholder and the Buyer agree that the status of the Buyer's counsel as the Escrow Agent under this Contract does not disqualify such law firm from representing the Buyer in connection with this transaction and in any dispute that may arise between the Buyer and the Shareholder concerning this transaction, including any dispute or controversy with respect to the Escrow Fund.

                11.12 FLORIDA LAW TO GOVERN. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of Florida.

                11.13 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and the Company and their heirs, executors, legal representatives, successors and assigns, and they shall not be construed as conferring and are not intended to confer, any rights on any other persons.

                11.14 CONTENTS OF AGREEMENT. This Agreement, together with any documents referred to herein, sets forth the entire agreement of the parties hereto with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom such claimed amendment, modification, termination or waiver is sought to be enforced.

                11.15 SECTION HEADINGS AND GENDER. All section headings and the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference in this Agreement to a Section, Exhibit or Disclosure Schedule shall be deemed to be a reference to a Section, Exhibit or Disclosure Schedule of this Agreement unless the context otherwise expressly requires.

                11.16 DISCLOSURE SCHEDULES AND EXHIBITS. All attachments, Exhibits and the Disclosure Schedule referred to herein are intended to be and hereby are specifically made a part of this Agreement.

                11.17 COOPERATION. Subject to the provisions hereof, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement. Buyer shall consent to the filing of a Code section 1362(e)(3) election by the Company for the year in which the Closing occurs.

                11.18 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                11.19 LITIGATION; PREVAILING PARTY. In the event that any party hereto brings suit for any matter arising out of or in connection with a breach of any of the terms or provisions of this Agreement, then the prevailing party shall be entitled to recover from the non-prevailing party all reasonable court costs and attorneys' fees and expenses incurred by the prevailing party in connection with such litigation at the arbitration, pre-trail, trial and appellate levels.

                11.20 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

WITNESSES:                              THE SHAREHOLDER:

[ILLEGIBLE]                             /s/ CHARLES E. BRADSHAW, JR.
------------------------------          -------------------------------
                                        Charles E. Bradshaw, Jr.

[ILLEGIBLE]
------------------------------
                                        THE COMPANY:

[ILLEGIBLE]                                 /s/ CHARLES E. BRADSHAW, JR.
------------------------------          By: ----------------------------
                                            Charles E. Bradshaw, Jr.
[ILLEGIBLE]                                 President
------------------------------

                                        BUYER:

                                        FIRST AMERICAN RAILWAYS, INC.,
                                          a Nevada corporation

[ILLEGIBLE]                                 /s/ WILLIAM T. NANOVSKY
------------------------------          By: ----------------------------
                                            William T. Nanovsky, Chief
[ILLEGIBLE]                                      Financial Officer
------------------------------

                                        ESCROW AGENT:

                                        OLLE, MACAULAY & ZORRILLA, P.A.

[ILLEGIBLE]                                 /s/ DENNIS J. OLLE
------------------------------          By: ---------------------------
                                            Dennis J. Olle, President

[ILLEGIBLE]
------------------------------

                                        JOINING IN FOR PURPOSES OF
                                        AGREEING TO GUARANTEE AND
                                        COLLATERALIZE (SET FORTH IN
                                        SECTIONS 2.1 AND 3.3G):

                                        /s/ ALLEN C. HARPER
                                        --------------------------------
                                        Allen C. Harper

                      ADDENDUM TO SHARE PURCHASE AGREEMENT

         THIS ADDENDUM TO SHARE PURCHASE AGREEMENT, (the "Addendum") is to that certain Share Purchase Agreement dated as of December 10, 1996, by and between CHARLES E. BRADSHAW, JR., as Shareholder and FIRST AMERICAN RAILWAYS, INC., a Nevada corporation, as Buyer (the "Contract").

                              W I T N E S S E T H:

         WHEREAS, the Shareholder and the Buyer entered into the Contract for the purpose of Buyer's purchase of all of the issued and outstanding shares of capital stock of The Durango & Silverton Narrow Gauge Railroad Company (the "Company"); and

         WHEREAS, Buyer has requested that Shareholder modify the Contract as further described hereinbelow; and

         WHEREAS, the Shareholder has agreed to modify the Contract and accept Buyer's revised terms of purchase but only upon certain conditions which are also set forth hereinbelow.

         NOW, THEREFORE, the Buyer and Shareholder, in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by both parties hereto, further agree to modify the terms of the Contract as follows:

                                   AGREEMENTS

         1. The above recitals are incorporated herein as true and correct and are made a part hereof by this reference as are the existing terms of the Contract, if not otherwise in conflict with this Addendum. In the event of any conflict between this Addendum and the terms of the Contract, the terms of this Addendum shall control, and the terms of the Contract shall be modified accordingly.

         2. Buyer shall acquire the Shares by delivery of the Buyer Note (as modified and attached hereto as Exhibit "A") and the additional two Promissory Notes attached hereto as Exhibits "B" and "C", respectively (all three collectively referred to as the "Notes"). The terms of the Notes shall be as shown in the attached Exhibits "A", "B" and "C". The Notes shall be subordinate to the Loan as described in the Contract and any loan replacing the Loan secured by Buyer but only to a limit of $8.5 million net of liquid collateral. Upon closing of any such replacement loan, the Buyer must satisfy the promissory note attached as Exhibit "B". In lieu of delivering the promissory note shown as Exhibit "B", Buyer may pay Shareholder the principal amount thereof at Closing by cashier's check or wire transfer. The Notes shall be secured in the same fashion as described in the Contract concerning the Buyer Note. Allen C. Harper shall personally guaranty the payment, performance and collection of the promissory notes attached as Exibits "A" and "C". Raymond Monteleone shall personally guaranty the payment, performance and collection of the promissory note attached as Exhibit "C" hereto. The terms of any documentation (other than the current documentation already in place for the Loan) to which the Notes are subordinated shall be reasonable and customary and must be approved in writing by the Shareholder, which approval shall not be unreasonably withheld.

         3. As part of the Purchase Price, the Shareholder shall receive an additional 1,010,000.00 warrants in addition to the 600,000.00 warrants already shown in the Contract. The exercise price for the original warrants and the additional warrants shall be $3.50 per share. The time period for exercising the warrants is extended to six (6) years from Closing. The terms of the Warrant shall be modified accordingly.

         4. The amount of the Promissory Note shown at Exhibit "B" attached hereto shall be the amount of $13,800,000.00 less (i) the principal amount outstanding under the Loan as of Closing and (ii) the amount of $6.4 million.

         5. The provisions of the Contract relating to the Escrow Agreement, the Escrow Fund and the Escrow Agent are deleted. Buyer shall provide Shareholder with copies of paid invoices for any Remedial Work and Shareholder shall reimburse Buyer as required in the Contract. Before authorizing Remedial Work, Buyer shall provide Shareholder written notice of the nature of such work and the expected cost thereof. If Shareholder does not reasonably object to same within seven (7) days of receipt, Buyer may authorize the Remedial Work and, after completion of same, shall provide Shareholder with a paid invoice for same. Shareholder shall pay to Buyer fifty percent (50%) of such invoice, subject to the limitation of Shareholder's liability found in the Contract, within seven (7) days of receipt of such invoice. If such payment is not made to Buyer, Buyer may offset such sum against the next following interest payment under the Notes.

         6. The provisions of Section 2.7 of the Contract requiring a Post-Closing Adjustment are deleted. The balance sheet for the Company as of January 31, 1997 is attached as Exhibit "D" hereto and is represented by Shareholder to be correct in all material respects; further, the accounts payable of $398,590 due as of January 31, 1997 have been reduced by $128,000 and the accrued wages and payroll taxes due as of that date have been paid in full, all from sources outside of D&SNG. Buyer shall be responsible for directly funding the cash flow requirements of the Company between the execution hereof and the Closing pursuant to the agreement attached as Exhibit "E" hereto. A portion of the $338,076 RRTA liability shown on the January 31, 1997 balance sheet is being advanced, including an interest factor, and is being paid by Shareholder to employees prior to Closing. At Closing, Buyer shall repay such sum to Shareholder.

         7. The requirement under Section 3.3 of the Contract that Shareholder deliver to the Buyer a release of the GECC guaranty are modified so that the Shareholder can make such delivery within thirty (30) days following Closing. Shareholder shall use his best efforts to obtain such release and shall fully indemnify Buyer for same in the event the release cannot be obtained.

         8. Due to the increase in the amount of purchase money financing being held by the Shareholder, both parties recognize the Shareholder's potential liability for payments under Section 453A of the Code. Buyer has agreed to compensate Shareholder for any impact of the potential Section 453A liability as a contingent increase in the Purchase Price for the Shares. On or before December 31st of each year following the date of the Closing, including the year of Closing, Buyer shall pay to Shareholder the amount due under Section 453A(c) for such year (the "Deferred Tax Liability") plus an additional amount resulting from an interrelated computation intended to "gross-up" any payments by the individual capital gains rate then applicable to Shareholder in order to compensate the Shareholder for the additional income tax ramifications of his receipt of any payments under this provision (in total the "Deferred Tax Liability Payment"). Buyer shall then receive a corresponding credit for the income tax savings to Shareholder resulting from the allowance of the Deferred Tax Liability as an interest deduction under Section 453A(c)(5), which credit may be applied by Buyer against the next following interest payment required under the Notes.

         9. In the event of the assessment of a prepayment penalty in connection with the Loan, either at the Closing or upon a later repayment of the Loan, each party shall pay one-half (1/2) of such penalty at the time of such payment.

         10. Following Closing, Buyer shall allow Shareholder the personal privilege of continuing his past practice of issuing Ambassador Cards and complimentary fare tickets to third parties solely for the benefit of Company and its marketing efforts, in his reasonable discretion so long as such action by Shareholder is consistent with past practice.

         11. Buyer and Shareholder contemplate that the manner of execution, delivery and acceptance of the Notes shall occur in such a fashion that the Notes will not be subject to documentary stamp taxes under the Florida Statutes. Notwithstanding this expectation, Buyer shall be liable for payment of any such taxes and any costs, fines, or penalties imposed thereon, regardless of when same are imposed or against whom same are imposed, and shall fully indemnify Shareholder for same. Buyer further waives any defenses to enforcement or collection of the Notes due to non-payment of documentary stamp taxes as provided in Florida Statutes section 201.08.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Addendum as of the day and year first above written.

Witnesses:                            "SHAREHOLDER"

[ILLEGIBLE]                           /s/ CHARLES E. BRADSHAW, JR.
------------------------------        --------------------------------------
Print Name:___________________        Charles E. Bradshaw, Jr.

/s/ DENNIS A. OLLE
------------------------------
Print Name: Dennis J. Olle

                                      "THE COMPANY"

/s/ [ILLEGIBLE]                           /s/ CHARLES E. BRADSHAW, JR.
------------------------------        By: -----------------------------------
Print Name:___________________             Charles E. Bradshaw, Jr.
                                           as its President

/s/ DENNIS J. OLLE
------------------------------
Print Name: Dennis J. Olle

                                           "BUYER"

                                           FIRST AMERICAN RAILWAYS, INC.
                                           a Nevada corporation

/s/ DENNIS J. OLLE                        /s/ RAYMOND MONTELEONE
------------------------------        By: -----------------------------------
Print Name: Dennis J. Olle            Name: Raymond Monteleone
                                            as its President & Chief Operating
                                            Officer
[ILLEGIBLE]
------------------------------
Print Name: __________________

                    JOINING IN FOR THE PURPOSE OF AGREEING TO
                   ADDITIONALLY GUARANTY AS SET FORTH HEREIN:

------------------------------        ---------------------------------------
Print Name:___________________        Allen C. Harper


------------------------------
Print Name:___________________

/s/ DENNIS J. OLLE                    /s/ RAYMOND MONTELEONE
------------------------------        ---------------------------------------
Print Name: Dennis J. Olle            Raymond Monteleone

[ILLEGIBLE]
------------------------------
Print Name:___________________